                                    FORM OF
                             AMENDMENT NUMBER 23 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                           Effective October 31, 2008

     Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), the following funds (the "Funds") are hereby included in the definition of Portfolio.

     -    The Hartford Target Retirement 2015 Fund

     -    The Hartford Target Retirement 2025 Fund

     -    The Hartford Target Retirement 2035 Fund

     -    The Hartford Target Retirement 2040 Fund

     -    The Hartford Target Retirement 2045 Fund

     -    The Hartford Target Retirement 2050 Fund

     All provisions in the Agreement shall apply to the management of the Funds, except as stated below.

     The advisory fees for the new portfolios shall be accrued daily and paid monthly, based upon the following annual rate and upon the calculated daily net asset value of the Funds:

NET ASSET VALUE           ANNUAL RATE
---------------           -----------
First $500 million           0.15%
Next $4.5 billion            0.10%
Next $5 billion              0.08%
Amount Over $10 billion      0.07%

HARTFORD INVESTMENT FINANCIAL           THE HARTFORD MUTUAL FUNDS, INC.
SERVICES, LLC


By:                                     By:
    ---------------------------------       ------------------------------------
    Robert Arena                            Robert Arena
    Manager, Senior Vice President/         Vice President
    Business Line Principal

HMF, Inc.